Exhibit 99.1

L-3 Communication Corporation

600 Third Avenue

New York, NY 10016

212-697-111 Fax: 212 682-9553

News

Contact:	L-3 Corporate Communications 212-697-1111

L-3 Announces Full Redemption of

3% Convertible Contingent Debt Securities (CODES) Due 2035

NEW YORK, May 13, 2014 – L-3 Communications Holdings, Inc. (NYSE: LLL) (the “Company”) announced today that it has called for full redemption of all of its outstanding 3% Convertible Contingent Debt Securities (the “CODES”) due 2035 (CUSIP Numbers: 502424AE4 and 502413AW7) to be effected on June 2, 2014 (the “Redemption Date”) (the “Redemption”). As of March 28, 2014, there was $689.4 million in aggregate principal amount of CODES outstanding.

The redemption price for the CODES will be $1,000 per $1,000 principal amount of the CODES, plus accrued and unpaid interest to, but excluding, the Redemption Date (the “Redemption Price”), payable in cash.

Holders of the CODES are entitled to convert all or a portion of thereof (in integral multiples of $1,000) at any time prior to the close of business on the business day immediately preceding the Redemption Date (the “Redemption Conversion Period”).

The current conversion rate of the CODES is 11.2259 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), per $1,000 aggregate principal amount of CODES, which is equal to a conversion price of approximately $89.08 per share. Assuming that the price per share of the Common Stock is $114.55, which was the closing price of the Common Stock on the New York Stock Exchange on May 9, 2014, the value of the shares of Common Stock that holders of CODES would be entitled to receive upon conversion during the Redemption Conversion Period would be $1,288.34 per $1,000 aggregate principal amount of CODES. The actual value will be calculated in accordance with the indenture governing the CODES based on the closing sales price of the Common Stock and the conversion rate for each trading day in the 20 trading day period ending one trading day immediately preceding the Redemption Date.

The Company will settle the entire conversion payment obligation with respect to converted CODES, if any, in cash. If you convert your CODES you will not be entitled to any accrued and unpaid interest and will only receive the amount due upon conversion.

Any excess of the conversion value over the fair value of the debt component of the CODES, net of related deferred income taxes, will be recorded as a reduction to in shareholders’ equity of the Company. We expect the fair value of the debt component of the CODES to equal its par value.

The Bank of New York Mellon (the “Trustee”) has informed the Company that, as of the date of this communication, all custodians and beneficial holders of the CODES hold the CODES through accounts with The Depository Trust Company (“DTC”) and that there are no certificated CODES in non-global form. Accordingly, all CODES surrendered for redemption or conversion must be delivered through the transmittal procedures of DTC.

The Trustee is acting both as the Paying Agent and Conversion Agent, each as defined under the indenture governing the CODES, for purposes of the Redemption and any conversion pursuant thereto. In order to receive the Redemption Price for the CODES, a holder must present the CODES for surrender to the Paying Agent at: The Bank of New York Mellon, Corporate Trust – Reorg, 111 Sanders Creek Parkway, East Syracuse, New York 13057, Attention: Adam DeCapio.

A Notice of Redemption, which contains information about converting the CODES, is being sent by the Company to all record owners of CODES.

Headquartered in New York City, L-3 employs approximately 48,000 people worldwide and is a prime contractor in aerospace systems and national security solutions. L-3 is also a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms. The company reported 2013 sales of $12.6 billion.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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